Cova Corporation, a Missouri corporation, is owned by General American Life Insurance Company, a Missouri company.

General American Life Insurance Company is owned by GenAmerica Corporation, a Missouri corporation.

GenAmerica Corporation is owned by Metropolitan Life Insurance Company, a New York company.

Cova Corporation owns 100% of Cova Financial Services Life Insurance Company, a Missouri company, and Cova Life Management Company, a Delaware company.

Cova Financial Services Life Insurance Company owns 100% of First Cova Life Insurance Company, a New York company, and Cova Financial Life Insurance Company, a California company.

Cova Life Management Company owns 100% of Cova Investment Advisory Corporation, an Illinois corporation, Cova Investment Allocation Corporation, an Illinois corporation, and Cova Life Sales Company, a Delaware company.